February 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 13, 2007, of Ames True Temper, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs and the first sentence in the sixth paragraph of that document. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

A Member Practice of Ernst & Young Global